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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     April 1, 1998
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                        Wells Real Estate Fund X, L.P.
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             (Exact name of registrant as specified in its charter)



                                    Georgia
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                 (State or other jurisdiction of incorporation)


             0-23719                                     58-2250093
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(Commission File Number)                  (IRS Employer Identification No.)


               3885 Holcomb Bridge Road, Norcross, Georgia 30092
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              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code     (770) 449-7800
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         (Former name or former address, if changed since last report)
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     Purchase of the Iomega Building.  On April 1, 1998, Wells Real Estate Fund
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X, L.P. (the "Registrant") acquired a single story warehouse and office building containing approximately 100,000 rentable square feet located in Ogden, Weber County, Utah (the "Iomega Building"), pursuant to that certain Purchase and Sale Agreement (the "Contract") between SCI Development Services, Inc., a Delaware corporation ("SCI"), and Wells Development Corporation ("Wells Development"), an affiliate of the Registrant.

     The rights as purchaser under the Contract were assigned by Wells Development to the Registrant prior to closing, and the Registrant purchased the Iomega Building directly from SCI. SCI is not affiliated in any way with the Registrant or its General Partners. The purchase price paid for the Iomega Building was $5,025,000, and the tenant lease relating to the Iomega Building, as described below, was assigned to the Registrant at closing. The Registrant also incurred additional acquisition expenses in connection with the purchase of the Iomega Building, including attorneys' fees, recording fees and other closing costs, of approximately $25,425.

     Description and Location of the Iomega Building.  As set forth above, the
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Iomega Building consists of a single story warehouse and office building containing approximately 101,250 square feet of gross building area and approximately 100,000 rentable square feet which was completed in 1989. In 1997, the current tenant, Iomega Corporation, completed construction of a 16,000 square foot two-level office space addition inside the warehouse area on the west side of the Iomega Building. The exterior of the Iomega Building is constructed of concrete tilt-up wall panels approximately 23 feet in height in the warehouse area with windows along the west and north sides of the building, concrete paved walkways and landscaped areas.

     The site is located at 2976 South Commerce Way in Ogden, Utah. The site is an 8.03 acre tract of land located in an area containing primarily light manufacturing and warehousing buildings. The site has asphaltic concrete paved parking with 286 parking spaces. A railroad spur is located on the east side of the Iomega Building. Access to the Iomega Building is controlled by on-site security guards.

     Description of Lease.  The entire Iomega Building is currently under a net
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Lease Agreement dated April 9, 1996 (the "Lease") with Iomega Corporation
("Iomega"). As stated above, the Lease was assigned to the Registrant at the closing. The Lease has a ten year lease term and expires in July 31, 2006.

     Iomega, a New York Stock Exchange company, is a manufacturer of computer storage devices used by individuals, businesses, government and educational institutions, including "Zip" drives and disks, "Jaz" one gigabyte drives and disks, and tape backup drives and cartridges. Iomega reported total sales of in excess of $1.7 billion, net income of in excess of $115 million and a net worth of in excess of $400 million for its fiscal year ended December 31, 1997.

     The monthly base rent payable under the Lease is $40,000 through November 12, 1999. Beginning on the 40th and 80th months of the Lease term, the monthly base rent payable under the Lease will be increased to reflect an amount equal to 100% of the increase in the Consumer Price Index (as defined in the Lease) during the preceding 40 months; provided however, that in no event shall the base rent be increased with respect to any one year by more than 6% or by less than 3% per annum, compounded annually, on a cumulative basis from the beginning of the Lease term. Under the Lease, Iomega is responsible for all utilities, taxes, insurance and other operating costs with respect to the Iomega Building during the term of the Lease. The Registrant, as landlord, is responsible for maintenance of the structural soundness of the roof, foundation and exterior walls of the Iomega Building, reasonable wear and tear and uninsured losses and damages caused by Iomega excluded.

     Iomega has used all of its $500,000 tenant improvement allowance provided under the Lease for the construction of the 16,000 square foot two-level office space addition described above and the addition of an additional parking lot on the south side of the property.

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     The Lease with Iomega contains no extension provisions.  In the event that
Iomega vacates the Iomega Building at the expiration of its current Lease, the Registrant would be required to find one or more new suitable tenants for the Iomega Building at the then prevailing market rental rates.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Audited Financial Statements.  Since it is impracticable to provide the
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required financial statements for the acquired real property described above at the time of this filing and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that the required financial statements will be filed on or before June 15, 1998 by amendment to this Form 8-K, which date is within the 60 day period allowed to file such an amendment.

     (b) Pro Forma Financial Information.  See paragraph (a) above.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    WELLS REAL ESTATE FUND X, L.P.
                                    Registrant


                                    By: /s/ Leo F. Wells, III
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                                      Leo F. Wells, III, as General Partner and
                                      as President and sole Director of Wells
                                      Capital, Inc., the General Partner of
                                      Wells Partners, L.P., General Partner

Date:  April 15, 1998

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